[STP NUCLEAR OPERATING COMPANY LOGO]

                                                                    May 31, 2001
                                                                 NOC-AE-01001112
                                                              File No.: G20, G21
                                                                      10CFR50.80

U.S. Nuclear Regulatory Commission
Attention: Samuel J. Collins
Director, Office of Nuclear Reactor Regulation
Washington, DC 20555-0001

                               South Texas Project
                                  Units 1 and 2
                      Docket Nos. STN 50-498 and STN 50-499
                      Application for Order and Conforming
               Administrative Amendments for Transfers of Licenses

Pursuant to Section 184 of the Atomic Energy Act of 1954, as amended (the Act), and 10 CFR 50.80, STP Nuclear Operating Company (STPNOC), acting on behalf of Reliant Energy HL&P (formerly known as Houston Lighting & Power Company and referred to herein as HL&P), hereby requests that the Nuclear Regulatory Commission (NRC) consent to the direct and indirect transfers of control of HL&P's ownership interest in the South Texas Project Electric Generating Station, Units 1 and 2 (STPEGS), described in greater detail below. HL&P seeks consent to the following transfers:

(1) An indirect transfer of control of HL&P's interest in STPEGS in connection with the formation of a new parent holding company of HL&P, currently referred to as "Regco."

(2) A direct transfer of control of HL&P's interest in STPEGS to a Texas partnership, currently known as "Texas Genco LP," which will be indirectly wholly owned by Regco.

(3) A direct transfer of control of Texas Genco LP's interest in STPEGS to a Texas corporation, currently known as "Texas Genco, Inc.," which will be indirectly owned and controlled by Regco.

The transfers to Texas Genco LP and Texas Genco, Inc. will require conforming administrative license amendments to replace HL&P on the licenses. STPNOC will provide the NRC with the actual names of these entities prior to issuance of any conforming amendments.

In connection with each transfer of its 30.8% undivided ownership interest in STPEGS, HL&P's corresponding 30.8% interest in STPNOC, a not-for-profit Texas corporation, will also be transferred. However, this is not a controlling interest in STPNOC, and therefore, there will be no transfer of control of STPNOC's licenses to operate STPEGS on behalf of the owners. If the NRC concludes that such transfers of interest in STPNOC also require prior NRC consent, such consent is hereby requested.

HL&P is an unincorporated business division of Reliant Energy, Incorporated (Reliant Energy). In order to comply with Texas law requiring the restructuring of the electric utility industry in Texas, and for other business reasons, Reliant Energy is restructuring its business units, including the HL&P

                                                                 NOC-AE-01001112
                                                                     Page 2 of 6


interest in STPEGS, in several steps over the next few years in accordance with the Business Separation Plan approved by the Public Utility Commission of Texas (Texas PUC).

The first step in the restructuring involving a potential license transfer will occur in the fourth quarter of 2001, when Reliant Energy will create a company, currently referred to as Regco, which will become the parent holding company of Reliant Energy. The existing shareholders of Reliant Energy will become shareholders of Regco, and these same shareholders will continue to exercise ultimate control over HL&P's interest in STPEGS. Also in this step, Reliant Energy plans to form an intermediate entity as a wholly owned, but non-operating, subsidiary of Regco, that will directly or indirectly hold Regco's interests in its utility subsidiaries. This entity, to be known as "Utility Holding LLC," is inserted for economic efficiency in the transaction, but will have no operating responsibility or control. To the extent that NRC views the creation of Regco as the parent of Reliant Energy, and/or the formation of Utility Holding LLC, to be an indirect transfer of control requiring NRC consent, such consent is requested.

The second step will occur when Reliant Energy forms a partnership, currently known as Texas Genco LP, which will be indirectly wholly owned by Regco. HL&P will transfer all of its regulated generation assets in Texas, including its 30.8% undivided ownership interest in STPEGS, to Texas Genco LP after Regco becomes the parent of Reliant Energy. This transfer may occur contemporaneously with Regco becoming the parent holding company or some time thereafter. HL&P seeks consent to such transfer of its interest in STPEGS to Texas Genco LP.

The third step will occur by mid-2002, when Reliant Energy will form a corporation, currently known as Texas Genco, Inc., which will be indirectly owned and controlled by Regco. Texas Genco LP will then transfer all of its assets to Texas Genco, Inc. HL&P seeks consent to this proposed transfer of Texas Genco LP's interest in STPEGS to Texas Genco, Inc.

Through the attached Application for Order and Conforming Administrative Amendments for Transfers of Licenses (Application), HL&P requests that NRC consent to these transfers, and (1) to the extent necessary, authorize Regco to become the parent holding company of HL&P (an unincorporated division of Reliant Energy); (2) authorize Texas Genco LP to possess a 30.8% undivided ownership interest in STPEGS under essentially the same conditions and authorizations as included in HL&P's existing NRC licenses for STPEGS; and (3) authorize Texas Genco, Inc. to possess a 30.8% undivided ownership interest in STPEGS under essentially the same conditions and authorizations as included in HL&P's existing NRC licenses for STPEGS. The information contained in this Application demonstrates that each company will possess the requisite qualifications to own a 30.8% undivided ownership interest in STPEGS. It is anticipated that STPNOC will at all times remain the licensed operator of the facility. HL&P also requests NRC consent to certain conforming administrative amendments to the STPEGS licenses to reflect the proposed transfers.

In summary, the proposed transfers will be consistent with the requirements set forth in the Act, NRC regulations, and the relevant NRC licenses and orders. No physical changes will be made to STPEGS and there will be no changes in the day-to-day operation of STPEGS as a result of these transfers. The proposed transfers and conforming administrative amendments will not involve any changes to the current STPEGS licensing basis. They will neither have any adverse impact on the public health and safety, nor be inimical to the common defense and security. This Application therefore respectfully requests that the NRC consent to the transfers in accordance

                                                                 NOC-AE-01001112
                                                                     Page 3 of 6


with 10 CFR 50.80 and approve the conforming administrative amendments pursuant to 10 CFR 50.92 and 10 CFR 2.1315.

The actual dates for the transfers of the 30.8% interest in STPEGS will be dependent upon HL&P's schedule and the receipt of all required regulatory approvals and rulings. Under Texas law and the terms of its Business Separation Plan, Reliant Energy has committed to separate HL&P's generation assets by January 1, 2002. Therefore, HL&P requests that NRC review this Application on a schedule that will permit the issuance of NRC consent to the transfers of licenses, and approval of the conforming administrative license amendments, as promptly as possible, and in any event by October 31, 2001. Such consent should be immediately effective upon issuance, and should permit the transfers and the implementation date of the conforming amendments for each step to occur at any time until December 31, 2002. Further, HL&P requests that the conforming amendments be made effective upon the date of transfers. STPNOC will inform NRC if there are any significant changes in the status of the other required approvals or any other developments that have an impact on the schedule. In addition, STPNOC will provide the NRC with the date of the transfers to Texas Genco LP and Texas Genco, Inc., and the names selected for each of these two companies no later than seven days prior to the respective transfer dates so that appropriate license amendments may be issued.

The Application includes a proprietary, separately bound Addendum with Attachment 11A of the Application, which contains confidential commercial or financial information. HL&P requests that Attachment 11A be withheld from public disclosure pursuant to 10 CFR 9.17(a)(4) and the policy reflected in 10 CFR 2.790, as described in the Affidavit of David G. Tees, provided in Attachment 13 to the Application. A non-proprietary version of this document suitable for public disclosure is provided as Attachment 11 to the Application.

If NRC requires additional information concerning this license transfer request, please contact Mr. Scott Head, Manager, Licensing at (361) 972-7136. Service on STPNOC and HL&P of comments, hearing requests or intervention petitions, or other pleadings, if applicable, should be made to Mr. John E. Matthews at Morgan, Lewis and Bockius, LLP, 1800 M Street, NW, Washington, DC 20036-5869 (tel: 202-467-7524; fax: 202-467-7176; e-mail:
jmatthews@morganlewis.com).



                                      J. J. Sheppard
                                      Vice President,
                                      Engineering & Technical Services

jtc
Enclosure:  Application

                                                                 NOC-AE-01001112
                                                                     Page 4 of 6



cc:  without proprietary attachment unless otherwise noted

Ellis W. Merschoff
Regional Administrator, Region IV          Jon C. Wood
U.S. Nuclear Regulatory Commission         Matthews & Branscomb
611 Ryan Plaza Drive, Suite 400            112 East Pecan, Suite 1100
Arlington, Texas   76011-8064              San Antonio, Texas   78205-3692

John A. Nakoski                            Steven R. Hom
Addressee Only                             U. S. Nuclear Regulatory Commission
U. S. Nuclear Regulatory Commission        Mail Stop OWFN/15-D-21
Project Manager, Mail Stop OWFN/7-D-1      Washington, DC   20555-0001
Washington, DC   20555-0001                (with proprietary attachment)

Mohan C. Thadani
Addressee Only                             Richard A. Ratliff
U. S. Nuclear Regulatory Commission        Bureau of Radiation Control
Project Manager, Mail Stop OWFN/7-D-1      Texas Department of Health
Washington, DC   20555-0001                1100 West 49th Street
(with proprietary attachment)              Austin, TX   78756-3189

Cornelius F. O'Keefe                       D. G. Tees/R. L. Balcom
c/o U. S. Nuclear Regulatory Commission    Houston Lighting & Power Co.
P. O. Box 910                              P. O. Box 1700
Bay City, TX   77404-0910                  Houston, TX   77251

A. H. Gutterman, Esquire                   C. A. Johnson/R. P. Powers
Morgan, Lewis & Bockius                    AEP - Central Power and Light Company
1800 M. Street, N.W.                       P. O. Box 289, Mail Code:  N5012
Washington, DC   20036-5869                Wadsworth, TX   77483

M. T. Hardt/W. C. Gunst                    U. S. Nuclear Regulatory Commission
City Public Service                        Attention:  Document Control Desk
P. O. Box 1771                             Washington, D.C.   20555-0001
San Antonio, TX   78296                    (with proprietary attachment)

A. Ramirez/C. M. Canady                    Robert S. Wood
City of Austin                             U. S. Nuclear Regulatory Commission
Electric Utility Department                Mail Stop OWFN/11-F-1
721 Barton Springs Road                    Washington, DC   20555-0001
Austin, TX   78704                         (with proprietary attachment)

Institute of Nuclear Power
Operations - Records Center
700 Galleria Parkway
Atlanta, GA   30339-5957

                                                                 NOC-AE-01001112
                                                                     Page 5 of 6


                            UNITED STATES OF AMERICA

                          NUCLEAR REGULATORY COMMISSION

In the Matter of                   )
                                   )
STP Nuclear Operating Company      )            Docket Nos.   50-498
                                   )                          50-499
                                   )
South Texas Project                )
Units 1 and 2                      )


                                   AFFIRMATION

I, J. J. Sheppard, being duly sworn, hereby depose and state that I am Vice President, Engineering & Technical Services of STP Nuclear Operating Company; that I am duly authorized to sign and file with the Nuclear Regulatory Commission the attached application for order and conforming administrative amendments for transfers of licenses; that I am familiar with the content thereof; and that the matters set forth therein with regard to STP Nuclear Operating Company are true and correct to the best of my knowledge and belief.



                                             -------------------------------
                                             J. J. Sheppard
                                             Vice President,
                                             Engineering & Technical Services


STATE OF TEXAS               )
                             )
COUNTY OF MATAGORDA          )

Subscribed and sworn to before me, a Notary Public in and for the State of Texas, this ______ day of _______________, 2001.



                                        --------------------------------
                                        Notary Public in and for the
                                        State of Texas

                                                                 NOC-AE-01001112
                                                                     Page 6 of 6


                            UNITED STATES OF AMERICA

                          NUCLEAR REGULATORY COMMISSION

In the Matter of                   )
                                   )
STP Nuclear Operating Company      )            Docket Nos.   50-498
                                   )                          50-499
                                   )
South Texas Project                )
Units 1 and 2                      )


                                   AFFIRMATION

I, David G. Tees, being duly sworn, hereby depose and state that I am Senior Vice President for Generation Operations of Houston Lighting & Power Company; that I am familiar with the content of the attached application for order and conforming administrative amendments for transfers of licenses; and that the matters set forth therein with regard to Houston Lighting & Power Company are true and correct to the best of my knowledge and belief.



                                             -------------------------------
                                             David G. Tees
                                             Senior Vice President
                                             Generation Operations


STATE OF TEXAS               )
                             )
COUNTY OF HARRIS             )

Subscribed and sworn to before me, a Notary Public in and for the State of Texas, this ______ day of _______________, 2001.



                                        --------------------------------
                                        Notary Public in and for the
                                        State of Texas

                                                                 NOC-AE-01001112
                                                                       Enclosure


[STP NUCLEAR OPERATING COMPANY LOGO]                  [RELIANT ENERGY/HL&P LOGO]




                          APPLICATION FOR ORDER AND
                     CONFORMING ADMINISTRATIVE AMENDMENTS
                          FOR TRANSFERS OF LICENSES

                                 May 31, 2001




           --------------------------------------------------------




                                 submitted by

                        STP NUCLEAR OPERATING COMPANY
                                     AND
                       HOUSTON LIGHTING & POWER COMPANY

        SOUTH TEXAS PROJECT ELECTRIC GENERATING STATION, UNITS 1 AND 2
            NRC FACILITY OPERATING LICENSE NOS. NPF-76 AND NPF-80
                    DOCKET NOS. STN 50-498 AND STN 50-499

                      APPLICATION FOR ORDER AND CONFORMING
             ADMINISTRATIVE AMENDMENTS FOR TRANSFERS OF LICENSES

                                TABLE OF CONTENTS

I.    INTRODUCTION.......................................................... 1

II.   STATEMENT OF PURPOSE OF THE TRANSFERS AND
      NATURE OF THE TRANSACTION MAKING THE
      TRANSFERS NECESSARY OR DESIRABLE...................................... 3

III.  GENERAL CORPORATE INFORMATION REGARDING REGCO
      A. Name of Proposed Parent Holding Company............................ 7
      B. Address............................................................ 7
      C. Description of Business or Occupation.............................. 7
      D. Organization and Management........................................ 7
         1. State of Establishment and Place of Business.................... 7
         2. Principal Senior Executives, Officers and Directors............. 7

IV.   GENERAL CORPORATE INFORMATION REGARDING
      TEXAS GENCO LP. ...................................................... 8
      A. Name of Proposed New Licensee...................................... 8
      B. Address............................................................ 8
      C. Description of Business or Occupation.............................. 8
      D. Organization and Management........................................ 9
         1. State of Establishment and Place of Business.................... 9
         2. Principal Senior Executives, Officers and ...................... 9
            Management Committee

V.    GENERAL CORPORATE INFORMATION REGARDING
      TEXAS GENCO, INC. ....................................................10
      A. Name of Proposed New Licensee......................................10
      B. Address............................................................10
      C. Description of Business or Occupation..............................10
      D. Organization and Management........................................10
         1. State of Establishment and Place of Business....................10
         2. Directors, Principal Senior Executives and Officers.............10

VI.   FOREIGN OWNERSHIP OR CONTROL .........................................11

VII.  TECHNICAL QUALIFICATIONS..............................................11

VIII. FINANCIAL QUALIFICATIONS..............................................11
      A. Projected Operating Revenues and Operating Costs...................12
      B. Decommissioning Funding............................................13

IX.   ANTITRUST INFORMATION.................................................15

X.    RESTRICTED DATA AND CLASSIFIED NATIONAL SECURITY
      INFORMATION...........................................................15

XI.   ENVIRONMENTAL CONSIDERATIONS..........................................16

XII.  PRICE-ANDERSON INDEMNITY AND NUCLEAR INSURANCE........................16

XIII. OTHER REQUIRED REGULATORY APPROVALS...................................17

XIV.  EFFECTIVE DATES.......................................................17

XV.   CONCLUSION............................................................18

Figure 1  Simplified Organizational Diagrams

Attachment 1  Safety Analysis (Texas Genco LP)

Attachment 2  Annotated Changes to Unit 1 License (Texas Genco LP)

Attachment 3  Annotated Changes to Unit 2 License (Texas Genco LP)

Attachment 4  Unit 1 License with Proposed Changes Incorporated (Texas Genco LP)

Attachment 5  Unit 2 License with Proposed Changes Incorporated (Texas Genco LP)

Attachment 6  Safety Analysis (Texas Genco, Inc.)

Attachment 7  Annotated Changes to Unit 1 License (Texas Genco, Inc.)

Attachment 8  Annotated Changes to Unit 2 License (Texas Genco, Inc.)

Attachment 9  Unit 1 License with Proposed Changes Incorporated (Texas Genco,
              Inc.)

Attachment 10 Unit 2 License with Proposed Changes Incorporated (Texas Genco,
              Inc.)

Attachment 11 Projected Income Statement and Projected Opening Balance Sheet
              of Texas Genco's Anticipated Assets, Liabilities and Capital Structure at Closing (Non-Proprietary Version)

Attachment 12  Second Amended and Restated Decommissioning Master Trust
               Agreement for the South Texas Project

Attachment 13  10 CFR 2.790 Affidavit of David G. Tees

Proprietary Addendum

Attachment 11A    Projected Income Statement and Projected Opening Balance
                  Sheet of Texas Genco's Anticipated Assets, Liabilities and Capital Structure at Closing (Proprietary Version)

I.    INTRODUCTION

      This Application requests the consent of the Nuclear Regulatory Commission ("NRC") to the proposed direct and indirect transfers of control of Reliant Energy HL&P's ("HL&P") 30.8% undivided ownership interest in the South Texas Project Electric Generating Station, Units 1 and 2 ("STPEGS") described herein.

      STPEGS is composed of two 1,250 megawatt (Mwe) (net) nuclear power plants, each consisting of a Westinghouse four-loop pressurized water reactor and other associated plant equipment, and related site facilities. STPEGS is located in southwest Matagorda County, approximately 12 miles south-southwest of Bay City and 10 miles north of Matagorda Bay. STP Nuclear Operating Company ("STPNOC") is the licensed operator for STPEGS, pursuant to licenses issued by the NRC. The two units currently are jointly owned by four entities in the following percentages:

      Houston Lighting & Power Company            30.8
      City Public Service Board of San Antonio    28.2
      Central Power & Light Company               25.0
      City of Austin, Texas                       16.0

These same entities own corresponding percentage shares of STPNOC, a not-for-profit Texas corporation.

      HL&P seeks consent to the following transfers:

      (1) An indirect transfer of control of HL&P's interest in STPEGS in connection with the formation of a new parent holding company of HL&P, currently referred to as "Regco."

      (2) A direct transfer of control of HL&P's interest in STPEGS to a Texas partnership, currently known as "Texas Genco LP," which will be indirectly wholly owned by Regco.

      (3) A direct transfer of control of Texas Genco LP's interest in STPEGS to a Texas corporation, currently known as "Texas Genco, Inc.," which will be indirectly owned and controlled by Regco.

      The transfers to Texas Genco LP and Texas Genco, Inc. will require conforming administrative license amendments to replace HL&P on the licenses. STPNOC will provide NRC with the actual names of these entities prior to issuance of any conforming amendments.

      HL&P requests that NRC consent to these transfers, and (1) to the extent necessary, authorize Regco to become the parent holding company of HL&P (an unincorporated division of Reliant Energy); (2) authorize Texas Genco LP to possess a 30.8% undivided ownership interest in STPEGS under essentially the same conditions and authorizations as included in HL&P's existing NRC licenses for STPEGS; and (3) authorize Texas Genco, Inc. to possess a 30.8% undivided ownership interest in STPEGS under essentially the same conditions and authorizations as included in HL&P's existing NRC licenses for STPEGS. No physical changes will be made to STPEGS as a result of these transfers, and there will be no changes in the day-to-day operation of STPEGS. It is anticipated that STPNOC will at all times remain the licensed operator of the facility. HL&P also requests NRC consent to certain conforming administrative amendments to the STPEGS licenses to reflect the proposed transfers.

      In connection with each transfer of its 30.8% undivided ownership interest in STPEGS, HL&P's corresponding 30.8% interest in STPNOC, a Texas not-for-profit corporation, will also be transferred. However, this is not a controlling interest in STPNOC, and therefore, there will be no transfer of control of STPNOC's licenses to operate STPEGS on behalf of the owners. If NRC concludes that such transfers of interest in STPNOC also require prior NRC consent, such consent is hereby requested.

      A Safety Analysis performed by STPNOC of the conforming license amendments requested upon transfer to Texas Genco LP is provided as Attachment 1, and this analysis confirms that the amendments do no more than conform the license to reflect the transfer action.

As such, the amendments are subject to NRC's generic determination of no significant hazards consideration for license amendments to reflect transfers. See 10 CFR 2.1315. Annotated changes to the Unit 1 and Unit 2 licenses are provided as Attachments 2 and 3, respectively, and Unit 1 and 2 licenses with the proposed changes incorporated are provided as Attachments 4 and 5, respectively.

      A Safety Analysis performed by STPNOC of the conforming license amendments requested upon transfer to Texas Genco, Inc. is provided as Attachment 6, and this analysis confirms that the amendments do no more than conform the license to reflect the transfer action. As such, the amendments are subject to NRC's generic determination of no significant hazards consideration for license amendments to reflect transfers. See 10 CFR 2.1315. Annotated changes to the Unit 1 and Unit 2 licenses are provided as Attachments 7 and 8, respectively, and Unit 1 and 2 licenses with the proposed changes incorporated are provided as Attachments 9 and 10, respectively.

II. STATEMENT OF PURPOSE OF THE TRANSFERS AND NATURE OF THE TRANSACTION MAKING THE TRANSFERS NECESSARY OR DESIRABLE

      HL&P is an unincorporated business division of Reliant Energy, Incorporated ("Reliant Energy") that conducts Reliant Energy's regulated electric utility operations in Texas. In addition to its transmission and distribution system within its service territory in Texas, HL&P operates approximately 14,000 MW of net generation capacity in Texas, including its 30.8% undivided ownership interest in STPEGS. Reliant Energy owns and operates other generating assets in the United States, Netherlands, Latin America, and India, and is developing other generating projects in the United States. (In 2000, Reliant Energy elected to terminate its international operations in Latin America and India and is proceeding to dispose of those interests.) Through its wholly-owned first-tier subsidiary, Reliant Energy Resources

Corporation, Reliant Energy also conducts regulated gas utility operations in Arkansas, Louisiana, Minnesota, Mississippi, Oklahoma and Texas, and owns interstate pipelines and associated gathering facilities.

      Texas has adopted restructuring legislation, which requires that regulated electric utility operations in Texas be separated into at least three separate business activities: (1) power generation; (2) transmission and distribution; and (3) retail electric. Texas Utilities Code See Section 39.051. Thus, pursuant to this legislation, Reliant Energy is required to transfer its generation assets, including its interest in STPEGS, to one or more separate companies by January 1, 2002. Reliant Energy's plans for meeting these requirements are described in its Business Separation Plan, as amended, which was approved in all material respects by the Public Utility Commission of Texas ("Texas PUC") on December 1, 2000. See Texas PUC Order, Docket 21956 (issued March 15, 2001). The features of the Business Separation Plan that are directly relevant to the transfers of control of HL&P's interest in STPEGS are briefly described below.

      In accordance with the Business Separation Plan approved by the Texas PUC, Reliant Energy has transferred its unregulated domestic and certain foreign businesses to a wholly-owned subsidiary, Reliant Resources, Incorporated ("Reliant Resources"), which is a Delaware corporation formed on August 9, 2000. On May 4, 2001, Reliant Resources sold approximately 20% of its common stock in an initial public offering (IPO). Reliant Energy retains more than 80% of the shares of Reliant Resources, but plans to distribute all of its shares in Reliant Resources to its shareholders. These transactions do not involve any transfer of control of HL&P's interest in STPEGS, and do not require any NRC consent. However, as described in greater detail below, Reliant Resources will retain an option (known as the "Texas Genco

Option") that is exercisable in 2004, pursuant to which it could acquire a significant ownership interest in Reliant Energy's currently-regulated generating assets in Texas, including its interest in STPEGS. No NRC consent is being sought in connection with the Texas Genco Option at this time.

      The first step in the restructuring involving a potential NRC license transfer will occur in the fourth quarter of 2001, when Reliant Energy will create a company, currently referred to as Regco, which will become a parent holding company of Reliant Energy. The existing shareholders of Reliant Energy will become shareholders of Regco, and these same shareholders will continue to exercise ultimate control over HL&P's interests in STPEGS. For purposes of economic efficiency, Reliant Energy plans to form an intermediate entity under Delaware law, to be known as "Utility Holding, LLC," as a wholly owned, but non-operating subsidiary of Regco that will directly or indirectly hold Regco's interests in its utility subsidiaries. To the extent that NRC views the creation of Regco as the parent of Reliant Energy, and/or the formation of Utility Holding LLC, to be an indirect transfer of control requiring NRC consent, such consent is requested by this Application.

      The second step will occur when Reliant Energy forms a partnership, currently known as Texas Genco LP, which will be indirectly wholly owned by Regco through Utility Holding LLC and its subsidiaries. HL&P will transfer all of its regulated generation assets in Texas, including its 30.8% undivided ownership interest in STPEGS, to Texas Genco LP after Regco becomes the parent of Reliant Energy. This transfer may occur contemporaneously with Regco becoming the parent holding company or some time thereafter. HL&P seeks consent to such transfer of its interest in STPEGS to Texas Genco LP.

      The third step will occur by mid-2002, when Reliant Energy will form a corporation, currently known as Texas Genco, Inc., which will be indirectly owned and controlled by Regco through Utility Holding LLC. Texas Genco LP will then transfer all of its assets to Texas Genco, Inc. HL&P seeks consent to this proposed transfer of Texas Genco LP's interest in STPEGS to Texas Genco, Inc. A simplified organizational chart depicting the corporate structure associated with each step in the restructuring covered by this Application involving the transfer of HL&P's interest in STPEGS is attached as Figure 1 of this Application.

      Following the transfer of assets to Texas Genco, Inc., it is expected that approximately 20% of the stock of Texas Genco, Inc. will be the subject of an IPO that would take place some time in mid-2002. This transaction would be undertaken in order to establish a value for the generation assets under the Texas restructuring legislation. If the IPO is not conducted, HL&P contemplates that approximately 20% of the common stock of Texas Genco, Inc. would be distributed to Regco's shareholders. Neither transaction would involve any transfer of control of the 30.8% undivided ownership interests in STPEGS, because approximately 80% of the shares of Texas Genco, Inc. would continue to be directly or indirectly owned by Regco, and Texas Genco, Inc. would continue to be directly or indirectly controlled by Regco. Pursuant to the Texas Genco Option, Reliant Resources may exercise a right in January 2004 to acquire the approximately 80% interest in Texas Genco, Inc. that is not part of the contemplated IPO. If Reliant Resources does not exercise its option, Regco would likely sell or otherwise dispose of its remaining interest in Texas Genco, Inc. at that time. HL&P recognizes that any exercise of the Texas Genco Option or other disposition of this approximately 80% ownership interest in Texas Genco, Inc. would involve a transfer of control of the 30.8% share of STPEGS that would also require prior NRC approval. A request for NRC consent in connection with such a future transfer will be sought at an appropriate time prior to the exercise of the Texas Genco Option or other disposition of this interest.

III.  GENERAL CORPORATE INFORMATION REGARDING REGCO

      A. NAME OF PROPOSED PARENT HOLDING COMPANY

      The name for the proposed parent holding company has not yet been established. It is currently referred to as Regco.

      B. ADDRESS

      1111 Louisiana, Houston, TX 77002.

      C. DESCRIPTION OF BUSINESS OR OCCUPATION

      Regco will be a corporation organized under the laws of the State of Texas that will own regulated electric and gas utilities. Reliant Energy is in the process of seeking approval for the formation of this entity from the U.S. Securities and Exchange Commission ("SEC") under the Public Utility Holding Company Act of 1935, as amended ("PUHCA"). Reliant Energy is applying for an exemption from registration under PUHCA on the ground that the resulting structure of Regco will be predominantly intrastate in character. If such an exemption is not granted, Regco will seek to register with the SEC as a registered public utility holding company under PUHCA.

      D. ORGANIZATION AND MANAGEMENT

            1. STATE OF ESTABLISHMENT AND PLACE OF BUSINESS

      Regco will be a Delaware corporation with its principal place of business in the State of Texas.

            2. PRINCIPAL SENIOR EXECUTIVES, OFFICERS AND DIRECTORS

      The names, titles, and mailing addresses of the principal senior executives and officers of

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Regco, all of whom are citizens of the United States, are set forth below.

                  D. M. McClanahan      President

                  S.C. Schaeffer        Executive Vice President

                  J.S. Brian            Senior Vice President and Chief
                                        Accounting Officer

                  Preston Johnson, Jr.  Senior Vice President, Human Resources

                  S.E. Rozzell          Senior Vice President, General Counsel
                                        and Corporate Secretary

                  Marc Kilbride         Vice President and Treasurer

Officers' address: 1111 Louisiana, Houston, TX 77002.

      The names and addresses of the directors of Regco, all of whom will be citizens of the United States, will be provided when the directors are selected. It is contemplated that most of the existing directors of Reliant Energy will become directors of Regco. The Chairman and two of the current directors of the Reliant Energy are expected to serve as directors of both Regco and Reliant Resources.

Directors' address: 1111 Louisiana, Houston, TX 77002.

IV.   GENERAL CORPORATE INFORMATION REGARDING TEXAS GENCO LP

      A. NAME OF PROPOSED NEW LICENSEE

      The name for the proposed new licensee has not yet been established. It is currently referred to as Texas Genco LP.

      B. ADDRESS

      1111 Louisiana, Houston, TX 77002.

      C. DESCRIPTION OF BUSINESS OR OCCUPATION

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
      Texas Genco LP will be a limited partnership organized under the laws of the State of Texas, engaged in the business of developing, owning, and operating electric generating assets. In accordance with the Business Separation Plan approved by the Texas PUC, Texas Genco LP will acquire all of HL&P's existing electric generating assets.

      D. ORGANIZATION AND MANAGEMENT

            1. STATE OF ESTABLISHMENT AND PLACE OF BUSINESS

      Texas Genco LP will be a Texas partnership with its principal place of business in the State of Texas. The General Partner and Limited Partner of Texas Genco LP will be limited liability corporations incorporated in Delaware and wholly owned by Regco.

            2. PRINCIPAL SENIOR EXECUTIVES, OFFICERS AND MANAGEMENT COMMITTEE

      The General Partner of Texas Genco LP will be a wholly owned indirect subsidiary of Regco, as will the Limited Partner. The name, title, and mailing address of the principal senior executive and officer of Texas Genco LP, who is a citizen of the United States, is set forth below.

            David  G. Tees    President

Officer's address: 1111 Louisiana, Houston, TX 77002.

      The names and addresses of other principal senior executives and officers, all of whom will be citizens of the United States, will be provided when they are appointed.

      The names and addresses of the members of the Management Committee of the General Partner, all of whom will be citizens of the United States, will be provided when the management structure of Texas Genco LP is determined.

Members' address: 1111 Louisiana, Houston, TX 77002.

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
V.    GENERAL CORPORATE INFORMATION REGARDING TEXAS GENCO, INC.

      A. NAME OF PROPOSED NEW LICENSEE

      The name for the proposed second new licensee has not yet been established. It is currently referred to as Texas Genco, Inc.

      B. ADDRESS

      1111 Louisiana, Houston, TX 77002.

      C. DESCRIPTION OF BUSINESS OR OCCUPATION

      Texas Genco, Inc. will be a corporation organized under the laws of the State of Texas, engaged in the business of developing, owning, and operating electric generating assets. In accordance with the Business Separation Plan approved by the Texas PUC, Texas Genco, Inc. will acquire all of Texas Genco LP's electric generating assets.

      D. ORGANIZATION AND MANAGEMENT

            1. STATE OF ESTABLISHMENT AND PLACE OF BUSINESS

      Texas Genco, Inc. will be a Texas corporation with its principal place of business in the State of Texas.

            2. DIRECTORS, PRINCIPAL SENIOR EXECUTIVES AND OFFICERS

      Texas Genco, Inc. will be a wholly owned indirect subsidiary of Regco. The names, titles, and mailing addresses of the directors, principal senior executives and officers of Texas Genco, Inc., all of whom will be citizens of the United States, will be provided when the management structure of Texas Genco, Inc. is determined, but it is expected that the individuals serving as senior officers of Texas Genco LP will serve as officers of Texas Genco, Inc. when it is formed.

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
VI.   FOREIGN OWNERSHIP OR CONTROL

      Regco will be a publicly traded company whose securities will be traded on the New York Stock Exchange and widely held. Texas Genco LP and Texas Genco, Inc. will be indirectly owned and controlled by Regco. After the IPO or distribution to Regco's shareholders of its shares, Texas Genco, Inc. will be publicly traded on a national stock exchange. Reliant Energy is not currently owned, controlled, or dominated by any alien, foreign corporation, or foreign government. Based upon filings with the SEC, Reliant Energy is not aware of any alien, foreign corporation, or foreign government that holds more than 5% of the securities of Reliant Energy. Reliant Energy's shareholders will initially own 100% of the stock of Regco, and thereafter, the shares of Regco will be widely held. Therefore, there is no reason to believe that Regco will be owned, controlled, or dominated by any alien, foreign corporation, or foreign government. All of the directors and officers of Regco, Texas Genco, Inc., and the company which will be the General Partner controlling Texas Genco LP will be United States citizens. Thus, Regco, Texas Genco LP, and Texas Genco, Inc. will not be under foreign ownership, domination, or control within the meaning of the Atomic Energy Act of 1954, as amended.

VII.  TECHNICAL QUALIFICATIONS

      There will be no physical changes to STPEGS and no changes in the day-to-day operations of STPEGS in connection with the transfers. It is anticipated that STPNOC will at all times remain the licensed operator of the facility.

VIII. FINANCIAL QUALIFICATIONS

      HL&P is currently an "electric utility" within the meaning of 10 CFR 50.2, and exempt from financial qualifications review pursuant to 10 CFR 50.33(f). Immediately upon formation of Regco as the parent holding company of HL&P, HL&P will continue to be the licensee and will remain financially qualified to own its interest in STPEGS. Thereafter, the licensed interest in STPEGS will be transferred to Texas Genco LP, and later to Texas Genco, Inc. Without regard to whether Texas Genco LP or Texas Genco, Inc. qualify as an "electric utility" under in 10 CFR 50.2, these entities will be financially qualified to own a 30.8% interest in STPEGS during the remaining term of the STPEGS licenses in accordance with 10 CFR 50.33(f), upon the transfer of HL&P's interest in STPEGS.

      A. PROJECTED OPERATING REVENUES AND OPERATING COSTS

      Texas Genco LP and Texas Genco, Inc. will own and operate the approximately 14,000 MWe of net electrical generating capacity currently owned and operated by HL&P, and the operations of the two companies will not be materially different. Thus, for purposes of financial qualifications review, these two companies are referred to together as "Texas Genco," and the following information confirms that each will possess, or have reasonable assurance of obtaining, the funds necessary to cover its pro rata share of the estimated operating costs of STPEGS for the period of the licenses in accordance with 10 CFR 50.33(f)(2) and the Standard Review Plan on Power Reactor Licensee Financial Qualifications and Decommissioning Funding Assurance (NUREG-1577, Rev. 1) ("Standard Review Plan"). HL&P has prepared a Projected Income Statement for Texas Genco, including specific line items reflecting the operation of its 30.8% interests in STPEGS, for the five-year period from January 1, 2002 until December 31, 2006. (The same five-year financial pro forma applies to both Texas Genco LP and Texas Genco, Inc.). Copies of the Projected Income Statement, related schedules, and Projected Opening Balance Sheet are contained in Attachment 11A. HL&P requests that Attachment 11A be withheld from public disclosure, as described in the Section 2.790 Affidavit provided in Attachment
13. Redacted versions of these projections, suitable for public disclosure, are contained in Attachment 11.

      The Projected Income Statement shows that anticipated revenues from sales of capacity and energy from STPEGS provide reasonable assurance of an adequate source of funds to meet Texas Genco's pro rata share of STPEGS's ongoing operating expenses. Until January 1, 2002, Texas Genco will recover its costs through traditional ratemaking mechanisms under the rates in effect for HL&P. After January 1, 2002, Texas Genco will sell its generation in the wholesale power markets at auction until 2004, when Reliant Resources may exercise its option to acquire Regco's ownership interest in Texas Genco. The Projected Income Statement through 2006 shows that anticipated revenues from sales of capacity and energy from all of Texas Genco's approximately 14,000 MWe of net generating capacity, averaging an estimated $2 billion per year, provides assurance that Texas Genco will have an adequate source of funds to its pro rata share of STPEGS's ongoing operating expenses. Even after Texas Genco begins to sell its generation in the wholesale power markets, Regco is committed to funding Texas Genco's external capital needs until the IPO of approximately 20% of the common stock of Texas Genco, Inc., in mid-2002. This will provide an additional source of funds during the period leading up to the IPO.

      B. DECOMMISSIONING FUNDING

      The financial qualifications of HL&P and Texas Genco to own a 30.8% undivided ownership interest in STPEGS are further demonstrated by the fact that HL&P and then Texas Genco will provide financial assurance for decommissioning funding in accordance with 10 CFR 50.75. HL&P currently maintains and will continue to maintain decommissioning trust funds that have been established to provide funding for decontamination and decommissioning of HL&P's 30.8% undivided ownership interest in STPEGS. When HL&P's 30.8% undivided ownership interest in STPEGS is transferred to Texas Genco LP, HL&P will also transfer its decommissioning trust funds to Texas Genco LP. Texas Genco LP will later transfer these trust funds to Texas Genco, Inc., along with the interest in STPEGS. These entities will at all times maintain these external sinking funds segregated from their assets and outside their administrative control in accordance with the requirements of 10 CFR 50.75(e)(1)(i) and (ii).

      In addition, HL&P or its successor will collect from its electric utility ratepayers costs associated with the decommissioning of the 30.8% interest in STPEGS "pursuant to a non-bypassable charge" (within the meaning of 10 CFR 50.75(e)(1)(ii)(B)), and transfer all such funds to Texas Genco or to the decommissioning trust for the benefit of Texas Genco. Texas Genco, in turn, will deposit the amounts received from HL&P for this purpose into the decommissioning trust. These decommissioning funding arrangements were specifically approved by the Texas PUC. See Texas PUC Order, Docket 21956 (March 15, 2001). These arrangements assure that Texas Genco will have the total amount of funds estimated to be needed for decommissioning pursuant to 10 CFR 50.75(c), 50.75(f) and 50.82.

      In addition, the Texas Genco Nuclear Decommissioning Master Trust Fund Agreement will be in a form that is acceptable to the NRC and will provide, in addition to other required clauses, that: (a) investments in the securities or other obligations of Reliant Energy, Reliant Resources, Regco, their affiliates, or their successors or assigns will be prohibited, except for investments in funds tied to market indices or other non-nuclear sector collective, commingled or mutual funds; (b) investments in any entity owning one or more nuclear power plants shall be prohibited, except for investments in funds tied to market indices or other non-nuclear sector collective, commingled or mutual funds; (c) investments made in the trust shall adhere to the standards for such investments established by the Texas PUC (e.g., 16 Texas Admin. Code Section

25.301); (d) except for taxes and administrative costs, no disbursements or payments from the trust shall be made by the trustee unless the trustee has first provided thirty (30) days' prior written notice of such disbursement or payment to the NRC Director, Office of Nuclear Reactor Regulation, and the trustee has not received prior written notice of an objection from the NRC Director, Office of Nuclear Reactor Regulation by the later of (1) the date that is thirty days after the giving of such notice, or (2) the date of disbursement; and (e) the NRC Director, Office of Nuclear Reactor Regulation, shall be given thirty (30) days' prior written notice of any material modification to the trust agreement. Texas Genco will take all necessary steps to ensure that the decommissioning trust is maintained in accordance with this Application. A copy of a form of Nuclear Decommissioning Master Trust Fund Agreement for Texas Genco is provided as Attachment 12.

      As is amply demonstrated above, in accordance with 10 CFR 50.75, reasonable assurance exists that Texas Genco will obtain the funds necessary to cover its share of the estimated decommissioning costs of STPEGS at the end of licensed operation.

IX.   ANTITRUST INFORMATION

      This Application post-dates the issuance of the STP operating licenses, and therefore no antitrust review is required or authorized. Based upon the Commission's decision in Kansas Gas and Electric Co., et al. (Wolf Creek Generating Station, Unit 1), CLI-99-19, 49 NRC 441 (1999), the Atomic Energy Act of 1954, as amended, does not require or authorize antitrust reviews of post-operating license transfer applications.

X.    RESTRICTED DATA AND CLASSIFIED NATIONAL SECURITY INFORMATION

      The proposed transfers do not contain any Restricted Data or other Classified National Security Information or any change in access to such Restricted Data or Classified National

Security Information. STPNOC's existing restrictions on access to Restricted Data and Classified National Security Information are unaffected by the proposed transfers.

XI.   ENVIRONMENTAL CONSIDERATIONS

      The requested consent to transfers of the STPEGS licenses and accompanying administrative amendments are exempt from environmental review because they fall within the categorical exclusion contained in 10 CFR 51.22(c)(21), for which neither an Environmental Assessment nor an Environmental Impact Statement is required. Moreover, the proposed transfers do not involve any amendment to the facility operating licenses or other change that would directly affect the actual operation of STPEGS in any substantive way. The proposed transfers and changes to the facility operating licenses do not involve an increase in the amounts, or a change in the types, of any radiological effluents that may be allowed to be released off-site, and involve no increase in the amounts or change in the types of non-radiological effluents that may be released off-site. Further, there is no increase in the individual or cumulative operational radiation exposure, and the proposed transfers and facility operating license changes have no environmental impact.

XII.  PRICE-ANDERSON INDEMNITY AND NUCLEAR INSURANCE

      In accordance with 10 CFR 140.92, Art. IV.2, HL&P requests NRC consent to the assignments and transfers of HL&P's interest in the Price-Anderson indemnity agreement for STPEGS to Texas Genco LP and Texas Genco, Inc. in connection with its consent to the proposed transfers of licenses to these entities. The Projected Income Statement of Texas Genco provides adequate assurance that Texas Genco LP and Texas Genco, Inc. will be able to pay their pro rata share of the total retrospective premium of $10 million per STPEGS unit ($20 million total), pursuant to 10 CFR 140.21(e)-(f). Prior to the transfers of licenses, Texas Genco LP or

Texas Genco, Inc. will obtain, and/or STPNOC will obtain on their behalf, all required nuclear property damage insurance pursuant to 10 CFR 50.54(w) and nuclear energy liability insurance pursuant to Section 170 of the Atomic Energy Act of 1954, as amended, and 10 CFR Part 140.

XIII. OTHER REQUIRED REGULATORY APPROVALS

      Other major regulatory approvals and rulings that may be required in connection with the Business Separation Plan involving the proposed transfers of HL&P's STPEGS ownership interest include approvals and rulings from the Texas PUC, the SEC, and the Internal Revenue Service. The Texas PUC has already approved the Business Separation Plan, and it is anticipated that other required approvals and rulings will be obtained by the fourth quarter of 2001.

XIV.  EFFECTIVE DATES

      Under Texas law, and the terms of the Business Separation Plan approved by the Texas PUC, Reliant Energy has committed to complete the separation of HL&P's generation assets by January 1, 2002. HL&P requests that the NRC review this Application on a schedule that will permit the issuance of NRC consent to the transfers of licenses, and approval of the conforming administrative license amendments, as promptly as possible, and in any event by October 31, 2001. HL&P also requests that NRC consent to the transfers of HL&P's interest in STPEGS be made immediately effective upon issuance, and permit the transfers and the implementation date of the conforming amendments for each step of the restructuring to occur at any time until December 31, 2002. Furthermore, HL&P requests that the conforming amendments be made effective upon the date of the transfers. STPNOC will inform NRC if there are any significant changes in the status of the other required approvals or any other developments that have an impact on the schedule.

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
XV.   CONCLUSION

      Based upon the foregoing information, STPNOC respectfully requests, on behalf of HL&P, that the NRC issue an Order consenting to the transfers of the Facility Operating Licenses, Nos. NPF-76 and NPF-80, for HL&P's 30.8% undivided ownership interest in STPEGS, and approving the associated conforming administrative amendments.

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